Exhibit (d)(10)

EXECUTION VERSION

ALPS SERIES TRUST

BRIGADE HIGH INCOME FUND

INVESTMENT ADVISORY AGREEMENT

This Agreement is made as of March 8, 2023 and is effective upon commencement of operations of the first Fund, by and between the ALPS Series Trust (“Trust”), a Delaware statutory trust, on behalf of each series included on Exhibit A hereto, each a separate series of shares of the Trust (each, a “Fund”), and Brigade Capital Management, LP, a Delaware limited partnership (“Adviser”).

WHEREAS, the Trust is an open-end management investment company, registered under the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, the Trust has designated each Fund as series of shares in the Trust;

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”), and engages in the business of asset management; and

WHEREAS, the Board of Trustees of the Trust (the “Trustees” or the “Board”) has approved this Agreement, and the Adviser is willing to furnish certain investment advisory services upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Obligations of the Investment Adviser.

(a)	Services. The Adviser agrees to perform the following services (“Services”) for the Trust:

(i)         manage the investment and reinvestment of the assets of each Fund;

(ii)        continuously review, supervise, and administer the investment program of each Fund;

(iii)       determine, in its discretion, the securities to be purchased, retained or sold (and implement those decisions) with respect to each Fund and what portion of each Fund’s assets shall be held uninvested;

(iv)       provide the Trust and each Fund with records concerning the Adviser’s activities under this Agreement that the Trust and each Fund are required to maintain;

(v)        render regular reports to the Trust’s Trustees and officers concerning the Adviser’s discharge of the foregoing responsibilities, including, but not limited to, reviewing investment policies and investment selection with the Board every quarter;

(vi)       provide each Fund with investment research and statistical data, advice and supervision, data processing and clerical services consistent with each Fund’s investment program;

Exhibit (d)(10)

(vii)      furnish the Trust and/or the Board with information the Trust and/or the Board may reasonably request with respect to the securities that each Fund may hold or contemplate purchasing;

(viii)     provide the Trust, upon reasonable notice, with access to the Adviser’s offices to review Fund records maintained by the Adviser;

(ix)       advise and assist the officers of the Trust upon reasonable request in taking such steps as are necessary or appropriate to carry out the decisions of the Board and its committees with respect to the foregoing matters and the conduct of the business of each Fund;

(xii)      to enter into, make and perform all such other contracts, agreements and other undertakings as may be necessary, advisable or incident to the carrying out of the foregoing services, objects and purposes, including opening trading accounts and negotiating and executing prime brokerage agreements, futures agreements, over-the-counter clearing agreements, repurchase agreements, ISDA agreements and/or other over-the-counter or foreign exchange master netting agreements; and

(xiii)     provide such other duties not specifically listed above, as agreed to by the parties from time to time for the efficient operation of the Funds.

The Adviser shall discharge the foregoing responsibilities subject to the control of the Board and officers of the Trust and in compliance with: (i) such policies as the Board may from time to time establish, including, but not limited to, the Trust’s Declaration of Trust dated January 12, 2012 and its By-Laws; (ii) each Fund’s objectives, policies and limitations as set forth in such Fund’s prospectus and statement of additional information, as the same may be amended from time to time and as provided to the Adviser in advance of implementation; and (iii) with all applicable laws and regulations.

All Services to be furnished by the Adviser under this Agreement may be furnished through the medium of any directors, officers or employees of the Adviser or through such other parties as the Adviser may determine from time to time, including, without limitation, to the extent approved by the Trustees of the Trust, and consistent with the 1940 Act and with all applicable laws, rules and regulations (hereinafter collectively referred to as the “Rules”), any investment sub-adviser (“Sub-Adviser”) selected by the Adviser. In such case, the Adviser will oversee the Sub-Adviser in carrying out the Services. The appointment of Sub-Advisers shall be subject to approval by the Board and, to the extent required by the 1940 Act or any other law or regulation, approval of the shareholders of the relevant Fund (unless exemptive relief from shareholder approval is available).

(b)	Expenses and Personnel.

(i)        The Adviser agrees, at its own expense or at the expense of one or more of its affiliates, to render the Services and to provide the office space, furnishings, equipment and personnel as may be reasonably required in the judgment of the Trustees and officers of the Trust to perform the Services on the terms and for the compensation provided herein. The Adviser shall authorize and permit any of its officers, directors and employees, who may be elected as Trustees or officers of the Trust, to serve in the capacities in which they are elected, subject to the individual consent of such persons to serve and to any limitations imposed by law.

(ii)        Except to the extent expressly assumed by the Adviser herein and except to the extent required by law to be paid by the Adviser, the Trust on behalf of each Fund shall pay all costs, fees, expenses or charges in connection with their assets, investments and operations, including: (1) all investment expenses, including, without limitation, reasonable fees and expenses of outside legal counsel or third-party consultants retained in connection with reviewing, negotiating and structuring specialized loan and other investments made by the Fund, and any costs associated with originating loans, asset securitizations, alternative lending-related strategies and so-called “broken-deal” costs (e.g., fees, expenses and liabilities, including, for example, due diligence-related fees, costs, expenses and liabilities with respect to unconsummated investments reasonably intended by the Adviser for purchase by the Fund); (2) office and clerical expenses not relating to the services provided by the Adviser hereunder; (3) fees and expenses of Trustees who are not officers, employees, partners, shareholders or members of the Adviser; (4) governmental fees; (5) interest charges and any other expenses associated with financial leverage; (6) taxes; (7) fees and charges for legal and auditing services relating to the Funds; (8) fees and expenses of any custodians or trustees with respect to custody of its assets; (9) fees, charges and expenses of dividend disbursing agents, registrars and transfer agents (including the cost of keeping all necessary shareholder records and accounts, and of handling any problems relating thereto and the expense of furnishing to all shareholders statements of their accounts after every transaction including the expense of mailing); (10) costs and expenses of redemptions of its shares; (11) costs and expenses of preparing, printing and mailing to shareholders ownership certificates, proxy statements and materials, prospectuses, statements of additional information, reports and notices; provided that, the Fund shall not be responsible for costs and expenses associated with preparing, printing and mailing to shareholders proxy statements that are being prepared, printed and mailed at the request of the Adviser; (12) costs of preparing reports to governmental agencies; (13) brokerage fees and commissions of every kind and expenses in connection with the execution of portfolio security transactions (including the cost of any service or agency designed to facilitate the purchase and sale of portfolio securities); (14) all postage; and (15) insurance premiums.

Exhibit (d)(10)

(c)         Books and Records. All books and records prepared and maintained by the Adviser for the Trust and each Fund under this Agreement shall be the property of the Trust and such Fund and, upon request therefor, the Adviser shall surrender to the Trust and each Fund such of the books and records so requested, provided, however, that the Adviser shall retain, maintain and preserve copies of all such books and records deemed necessary, appropriate or required to be maintained by the Adviser under applicable Rules.

2.          Fund Transactions. The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for each Fund. With respect to brokerage selection, the Adviser shall seek to obtain the best overall execution for Fund transactions, which is a combination of price, quality of execution and other factors. The Adviser may, in its discretion, purchase and sell portfolio securities from and to brokers and dealers who provide the Adviser with brokerage, research, analysis, advice and similar services, and the Adviser may pay to these brokers and dealers, in return for such services, a higher commission or spread than may be charged by other brokers and dealers, provided that the Adviser determines in good faith that such commission is reasonable in terms either of that particular transaction or of the overall responsibility of the Adviser to each Fund and its other clients and that the total commission paid by each Fund will be reasonable in relation to the benefits to each Fund and the Adviser’s other clients over the long-term. The Adviser will promptly communicate to the officers and the Trustees of the Trust such information relating to portfolio transactions as they may reasonably request.

The parties agree that it is in the interests of each Fund that the Adviser have access to supplemental investment and market research and security and economic analyses provided by brokers who may execute brokerage transactions at a higher cost to a Fund than may result when brokerage is allocated to other brokers on the basis of the best price and execution. In selecting brokers or dealers to execute a particular transaction and in evaluating the best price and execution available, the Adviser or the Sub- Adviser may consider the brokerage and research services (as such terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to each Fund and/or other accounts over which the Adviser exercises investment discretion.

Exhibit (d)(10)

3.          Compensation of the Adviser. The Fund will pay to the Adviser an investment advisory fee (the “Fee”) equal to an annualized rate of 0.50% of the average daily net assets of the Fund. The Fee shall be calculated as of the last business day of each month based upon the average daily net assets of the Fund determined in the manner described in the Fund’s Prospectus and/or Statement of Additional Information, and shall be paid to the Adviser by the Fund as soon as practicable after the last day of each month.

4.          Status of Investment Adviser. The services of the Adviser to the Trust and each Fund are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services to the Trust and each Fund are not impaired thereby and provided that whenever a Fund and one or more other accounts advised by the Adviser are prepared to purchase or sell the same security, available investments or opportunities for sales will be allocated in accordance with the written policies of the Adviser and in a manner believed by the Adviser to be equitable to each entity under the specific circumstances. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust or a Fund in any way or otherwise be deemed an agent of the Trust or a Fund. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Adviser, who may also be a Trustee, officer or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

5.          Permissible Interests. Trustees, agents and stockholders of the Trust are or may be interested in the Adviser (or any successor thereof) as directors, partners, officers, stockholders or otherwise; and directors, partners, officers, agents and stockholders of the Adviser are or may be interested in the Trust as Trustees, stockholders or otherwise; and the Adviser (or any successor) is or may be interested in the Trust as a stockholder or otherwise. The Adviser in acting hereunder shall be an independent contractor.

6.          Limits of Liability. Other than to abide by the provisions hereof and render the services called for hereunder in good faith, the Adviser assumes no responsibility under this Agreement and, having so acted, the Adviser shall not be held liable or accountable for any mistakes of law or fact, or for any error of judgment or omission of its officers, directors, partners or employees, or for any loss or damage arising or resulting therefrom suffered by the Trust or a Fund or any of its shareholders, creditors, Trustees or officers, except a loss resulting from a claim relating to a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement. It is agreed that the Adviser shall have no responsibility or liability for the acts or omission of any other fiduciary or other person not employed or engaged by the Adviser respecting the Trust or the Fund or for the accuracy or completeness of the Trust’s registration statement under the 1940 Act or the Securities Act of 1933, as amended (“1933 Act”), except for information supplied by the Adviser for inclusion therein. The Adviser shall not be liable for any action of the Trustees in following or declining to follow any investment advice or investment recommendation of the Adviser.

7.          Proxy Voting and Other Corporate Matters. The Adviser will take any and all action and provide any and all advice with respect to the voting of securities held by each Fund in accordance with each Fund’s Proxy Voting Policies and Procedures, as amended and revised from time to time, including employing specialized agent or firms that are authorized to vote securities held by each Fund. The Adviser agrees to provide each Fund in a timely manner with a record of votes cast containing all of the voting information required by Form N-PX in an electronic format to enable each Fund to file Form N-PX as required by Rule 30b1-4 under the 1940 Act. With each Fund’s approval, the Adviser shall also have the authority to: (i) identify, evaluate and pursue legal claims, including commencing or defending suits, affecting the securities held at any time in the Fund, including claims in bankruptcy, class action securities litigation and other litigation; (ii) participate in such litigation or related proceedings with respect to such securities as the Adviser deems appropriate to preserve or enhance the value of the Fund, including filing proofs of claim and related documents and serving as “lead plaintiff” in class action lawsuits; (iii) exercise generally any of the powers of an owner with respect to the supervision and management of such rights or claims, including the settlement, compromise or submission to arbitration of any claims, the exercise of which the Adviser deems to be in the best interest of the Fund or required by applicable law, including the Employee Retirement Income Security Act (“ERISA”), and (iv) employ suitable agents and firms, including legal counsel, relating to matters under this Section 7, and to arrange for the payment of their reasonable fees, expenses and related costs from the Fund.

Exhibit (d)(10)

8.          Information and Reports. The Adviser shall keep each Fund informed of developments relating to its duties as Adviser for the Fund of which the Adviser has, or should have, knowledge that would materially affect the Fund. In this regard, the Adviser shall provide the Trust on behalf of each Fund and its officers with such periodic reports concerning the obligations the Adviser has assumed under this Agreement as the Trust on behalf of each Fund may, from time to time, reasonably request.

(a)         Prior to each regular meeting of the Board of the Trust on behalf of each Fund, the Adviser shall provide the Board with reports regarding the Adviser’s management of each Fund during the most recently completed quarter, which reports shall include the Adviser’s compliance with each Fund’s investment objectives and policies and the 1940 Act applicable rules and regulations under the 1940 Act, each of which shall be in such form as may be mutually agreed upon by the Adviser and each Fund.

(b)         Each of the Adviser and the Trust, on behalf of each Fund, shall provide the other party with a list, to the best of the Adviser’s or the Trust’s respective knowledge, of each affiliated person (and any affiliated person of such an affiliated person) of the Adviser or the Trust, as the case may be, and each of the Adviser and Trust agrees promptly to update such list whenever the Adviser or the Trust becomes aware of any changes that should be added to or deleted from the list of affiliated persons.

(c)         The Adviser shall also provide the Trust, on behalf of each Fund, with any information reasonably requested by the Trust, on behalf of each Fund, regarding the Adviser’s management of each Fund’s assets required for any shareholder report, amended registration statement or supplement to the prospectus or statement of additional information to be filed by the Trust on behalf of each Fund with the U.S. Securities and Exchange Commission (“SEC”).

9.          Term. This Agreement shall remain in effect for an initial term of two years from the effective date hereof, and from year to year thereafter provided such continuance is approved at least annually by the vote of a majority of the Trustees of the Trust who are not “interested persons” (as defined in the 1940 Act) of the Trust, which vote must be cast in person at a meeting called for the purpose of voting on such approval; provided, however, that:

(a)         the Trust may, at any time and without the payment of any penalty, terminate this Agreement with respect to a Fund upon 60 (sixty) days’ written notice of a decision to terminate this Agreement by: (i) the Trust’s Trustees; or (ii) the vote of a majority of the outstanding voting securities of the relevant Fund;

(b)         the Adviser may, at any time and without the payment of penalty, terminate this Agreement upon 120 (one-hundred and twenty) days’ notice to the Trust on behalf of a Fund;

Exhibit (d)(10)

(c)         this Agreement shall immediately terminate in the event of its assignment (within the meaning of the 1940 Act and the Rules thereunder); and

(d)         the terms of paragraphs 6, 9, 11 and 15 of this Agreement shall survive the termination of this Agreement.

In the event of the assignment of this Agreement, the Adviser shall notify the Trust on behalf of each Fund in writing sufficiently in advance of any proposed change of control, as defined in Section 2(a)(9) of the 1940 Act, as will enable the Trust to consider whether an assignment as defined in Section 2(a)(4) of the 1940 Act will occur, and to take the steps necessary to enter into a new contract with the Adviser.

Further, in the event of the termination of this Agreement pursuant to item 9(c) of this Section, the Adviser agrees to pay the reasonable costs and expenses of the Trust (inclusive of the cost of the Trust’s legal counsel) directly arising out of such assignment and any actions taken by the Trust directly in response to such assignment, including not limited to, the costs and expenses of the Trust related to the approval of the new investment adviser to each Fund, special meetings of the Board and/or Fund shareholders (including the costs of any proxy solicitation that may be required).

10.        Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. An amendment to this Agreement shall not be effective until approved by the Board, including a majority of the Trustees who are not interested persons of the Adviser or of the Trust. To the extent legal counsel to the Trust concludes that shareholder approval of a particular amendment to this Agreement is required under the 1940 Act, such amendment will not be effective until the required shareholder approval has been obtained.

11.        Applicable Law. This Agreement constitutes the entire agreement of the parties, shall be binding upon and shall inure to the benefit of the parties hereto and shall be governed by the laws of the State of Delaware in a manner not in conflict with the provisions of the 1940 Act.

12.	Representations and Warranties.

(a)         Representations and Warranties of the Adviser. The Adviser hereby represents and warrants to the Trust as follows:

(i)         the Adviser is a limited partnership duly organized and in good standing under the laws of the State of Delaware and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder;

(ii)        the Adviser is registered as an investment adviser with the SEC under the Advisers Act, and shall maintain such registration in effect at all times during the term of this Agreement;

(iii)       the Adviser will maintain, keep current and preserve on behalf of each Fund all books and records: (i) required pursuant to Rule 31a-1(b)(1), (2)(ii), (2)(iii), (3), (5) – (10), (12) and any records reasonably related thereto; or (ii) required in connection with such recordkeeping responsibilities as may be delegated by the Trust on behalf of each Fund to the Adviser from time to time. The Adviser agrees that such records are the property of each Fund, and shall be surrendered to such Fund promptly upon request. The Trust on behalf of each Fund acknowledges that Adviser may retain copies of all records required to meet the record retention requirements imposed by Rules;

Exhibit (d)(10)

(iv)       the Adviser shall maintain a written code of ethics (“Code of Ethics”) complying with the requirements of Rule 204A-1 under the Advisers Act and Rule 17j-l under the 1940 Act and shall provide the Trust on behalf of each Fund with a copy of the Code of Ethics and evidence of its adoption. It shall institute procedures reasonably necessary to prevent Access Persons (as defined in Rule 17j-1) from violating its Code of Ethics. The Adviser acknowledges receipt of the written Code of Ethics adopted by and on behalf of the Trust on behalf of each Fund. Each calendar quarter while this Agreement is in effect, a duly authorized compliance officer of the Adviser shall certify to the Trust on behalf of each Fund that the Adviser has complied with the requirements of Rules 204A-1 and 17j-l during the previous calendar quarter and that there has been no material violation of its Code of Ethics, or of Rule 17j-1(b), and that no persons covered under its Code of Ethics have divulged or acted upon any material, non-public information, as such term is defined under relevant securities laws, and if a violation of the Code of Ethics of the Trust on behalf of each Fund or a violation of the Code of Ethics of the Adviser has occurred, that appropriate action was taken in response to such violation. Annually, the Adviser shall furnish to the Trust a written report that complies with the requirements of Rule 17j-1 concerning the Adviser’s Code of Ethics. The Adviser shall permit the Trust to examine the reports required to be made by the Adviser under Rules 204A-1(b) and 17j-l(d)(1) and this subparagraph;

(v)        the Adviser has adopted and implemented, and throughout the term of this Agreement shall maintain in effect and implement, policies and procedures reasonably designed to prevent, detect and correct violations by the Adviser and its supervised persons, and, to the extent the activities of the Adviser in respect of a Fund could affect such Fund, violations by such Fund, of “Federal Securities Laws” (as defined in Rule 38a-1 under the 1940 Act), and the Adviser has provided the Trust with true and complete copies of its policies and procedures (or summaries thereof) and related information reasonably requested by the Trust on behalf of each Fund. The Adviser agrees to cooperate with periodic reviews by the Trust’s compliance personnel of the Adviser’s policies and procedures, their operation and implementation and other compliance matters and to provide to the Trust from time to time such additional information and certifications in respect of the Adviser’s policies and procedures, compliance by the Adviser with Federal Securities Laws and related matters as the Trust’s compliance personnel may reasonably request. The Adviser agrees to promptly notify the Trust on behalf of a Fund of any compliance violations that affect such Fund’s assets;

(vi)       the Adviser will provide the requisite certifications reasonably requested by the chief executive officer and chief financial officer of the Trust necessary for those named officers to fulfill their reporting and certification obligations on Form N-CSR as required under the Sarbanes-Oxley Act of 2002, as well as any other filings as reasonably requested by the Trust’s officers, to the extent that such reporting and certifications relate to the Adviser’s duties and responsibilities under this Agreement; and

(vii)      the Adviser will immediately notify the Trust of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9 of the 1940 Act or otherwise. The Adviser will also immediately notify the Trust if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of a Fund.

Exhibit (d)(10)

(b)         Representations and Warranties of the Trust. The Trust hereby represents and warrants to the Adviser as follows:

(i)         the Trust has been duly organized as a statutory trust under the laws of the State of Delaware and is authorized to enter into this Agreement and carry out its terms;

(ii)	the Trust is registered as an investment company with the SEC under the 1940 Act;

(iii)	shares of the Trust are registered for offer and sale to the public under the 1933 Act;

(iv)	such registrations will be kept in effect during the term of this Agreement; and

(v)        the Trust has adopted and implemented, and throughout the term of this Agreement shall maintain in effect and implement, policies and procedures reasonably designed to prevent, detect and correct violations by each Fund of the Federal Securities Laws, including policies and procedures that provide for the oversight of compliance by each, principal underwriter, administrator, and transfer agent of the Fund, consistent with the requirements of Rule 38a-1 under the 1940 Act.

13.        Notice. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

To the Adviser at:

Brigade Capital Management, LP
399 Park Avenue, 16th Floor
New York, NY 10022

To the Trust or each Fund at:

ALPS Series Trust

1290 Broadway, Suite 1000

Denver, Colorado 80203
Attn: Secretary

14.        Structure of Agreement. The Trust is entering into this Agreement solely on behalf of each Fund, and: (a) no breach of any term of this Agreement shall create a right or obligation with respect to any series of the Trust other than the relevant Fund; (b) under no circumstances shall the Adviser have the right to set off claims relating to a Fund by applying property of any other series of the Trust; and (c) the business and contractual relationships created by this Agreement, consideration for entering into this Agreement, and the consequences of such relationship and consideration relate solely to the Trust and each Fund. Except as otherwise provided or required under law, nothing in this Agreement is intended to, or shall be read to, (i) create in any person other than the Fund (including without limitation any shareholder in a Fund) any direct, indirect, derivative, or other rights against the Adviser, or (ii) create or give rise to any duty or obligation on the part of the Adviser (including without limitation any fiduciary duty) to any person other than the Fund, all of which rights, benefits, duties, and obligations are hereby expressly excluded.

15.        Use of Names. The Trust and the Adviser acknowledge that all rights to the name “ALPS Series Trust” or any variation thereof belong to the Trust. The Trust acknowledges that all rights to the name “Brigade Capital Management, LP” belongs to the Adviser, and that the Trust is being granted a limited license to use such words in its name, the name of its series and the name of its classes of shares.

Exhibit (d)(10)

16.        Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

17.        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and the year first written above.

ALPS SERIES TRUST		BRIGADE CAPITAL MANAGEMENT, LP

	/s/ Lucas Foss		/s/ Patrick Criscillo

By:	Lucas Foss	By:	Patrick Criscillo

Title:	President	Title:	Chief Financial Officer

Exhibit (d)(10)

EXHIBIT A

Brigade High Income Fund